Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the beneficial ownership of Common Stock, $0.10 par value per share of Scott’s Liquid Gold-Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Polymathes Capital LLC

Dated: December 28, 2012	By:	/s/ William J. Golden
Name: William J. Golden
Title: Member

Polymathes Founder Fund LP

By:	/s/ John Wachter
Name: John Wachter
Title: Member of General Partner